Exhibit 99.1
FOR IMMEDIATE RELEASE
Thursday, October 7, 2010
7:00 A.M. CDT
BELO CORP. (BLC) AND A. H. BELO CORPORATION
AGREE TO SPLIT PENSION PLAN
     DALLAS — Belo Corp. (NYSE: BLC), one of the nation’s largest pure-play, publicly-traded television companies, announced today that the Company and A. H. Belo Corporation have agreed to split The G. B. Dealey Retirement Pension Plan (“Pension Plan” or “Plan”) into separately-sponsored plans effective on or about January 1, 2011. The split of the Pension Plan follows the spin-off in February 2008 of Belo Corp.’s newspaper businesses and related assets into a separate publicly-traded company, A. H. Belo Corporation (“A. H. Belo”). The Pension Plan is a defined benefit plan created in 1943, and its 9,300 participants include current and former employees of Belo Corp. and A. H. Belo, and their respective subsidiaries. Benefits under the Plan were frozen in 2007. At the time of the 2008 spin-off, Belo Corp. remained the sole sponsor and administrator of the Pension Plan for all participants, and A. H. Belo agreed to share investment oversight responsibilities with Belo Corp. and was obligated to reimburse Belo Corp. for 60 percent of each contribution Belo Corp. made to the Pension Plan.
     Under the agreement between Belo Corp. and A. H. Belo, on or about January 1, 2011, benefit liabilities and assets allocable to the approximately 5,100 current and former employee participants of A. H. Belo and its newspaper businesses will be transferred in accordance with government regulations to two new defined benefit pension plans created, sponsored and managed by or on behalf of A. H. Belo, and the new A. H. Belo plans will become solely responsible for paying those benefits. The benefit liabilities and assets allocable to current and former employee participants of Belo Corp. and its television businesses will continue to be held by the existing Pension Plan sponsored and managed by or on behalf of Belo Corp. For plan years starting on and after January 1, 2011, Belo Corp. and A. H. Belo shall each be solely responsible for contributions made to their respective plans. The split of the Plan will not change the amount of the benefits any participant has accrued or is currently receiving.
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The G. B. Dealey Retirement Pension Plan Split
October 7, 2010
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     “Completion of the Pension Plan split will enable the companies to manage their respective plans in accordance with their own considerations and strategy,” said Dunia A. Shive, Belo’s president and Chief Executive Officer.
     The Pension Plan was closed to new participants on June 30, 2000 except for certain union employees at The Providence Journal, for whom the Plan was closed to new participants on July 30, 2004. On March 31, 2007, the Pension Plan was frozen and all participants ceased earning additional benefits under the Plan.
     For Belo Corp., the pension split transaction will be treated as a settlement of a portion of the Pension Plan liability for accounting purposes. Under settlement accounting, the pension split is expected to result in a significant reduction to Belo Corp.’s net unfunded pension liability, with an associated reduction in pension-related deferred tax assets and a significant increase in the Company’s total shareholders’ equity. In addition, Belo Corp.’s future annual pension expense is expected to be significantly less.
     Belo Corp. currently expects to report a non-cash loss associated with the split of the Pension Plan in the first quarter of 2011 in the range of $19 to $23 million with an associated tax benefit in the range of $5 to $7 million; however, the actual amount of the non-cash loss and associated tax benefit is subject to change and may be more or less than these ranges depending on several factors, including differences in the Company’s current estimates related to asset performance, the discount rate, contributions and benefit payments. The non-cash loss has two primary components: a settlement gain related to the transfer to A. H. Belo of its portion of the net unfunded pension liability and a settlement loss related to the immediate recognition, upon the transfer of the Plan’s assets and liabilities, of previously unrecognized actuarial pension losses. These unrecognized losses were previously recorded as part of the Company’s accumulated other comprehensive income. The non-cash loss, before taxes, will be shown on a separate line within operating costs and expenses on the Company’s Statement of Operations.
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The G. B. Dealey Retirement Pension Plan Split
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About Belo Corp.
     Belo Corp. (NYSE: BLC), one of the nation’s largest pure-play, publicly-traded television companies, owns and operates 20 television stations (nine in the top 25 markets) and their associated Web sites. Belo stations, which include affiliations with ABC, CBS, NBC, FOX, and the CW, reach more than 14 percent of U.S. television households in 15 highly attractive markets. Belo stations rank first or second in nearly all of their local markets. Additional information is available at www.belo.com or by contacting Paul Fry, vice president/Investor Relations & Treasury Operations, at 214-977-6835.
     Statements in this communication concerning Belo’s business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures, investments, future financings, impairments, pension matters, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
     Such risks, uncertainties and factors include, but are not limited to, uncertainties regarding the costs, consequences (including tax consequences) and other effects of Belo’s spin-off distribution of its newspaper businesses and related assets to A. H. Belo and the associated agreements between Belo and A. H. Belo relating to various matters; changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates and programming and production costs; changes in viewership patterns and demography, and actions by Nielsen; changes in the network-affiliate business model for broadcast television; technological changes, and the development of new systems to distribute television and other audio-visual content; changes in the ability to secure, and in the terms of, carriage of Belo programming on cable, satellite, telecommunications and other program distribution methods; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; Federal Communications Commission and other regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Belo acquisitions, dispositions, co-owned ventures, and investments; pension plan matters; general economic conditions; and significant armed conflict, as well as other risks detailed in Belo’s other public disclosures and filings with the SEC including Belo’s Annual Report on Form 10-K.